 Ex. 99.28(p)(33)

Policy Name:	Personal Trading Policy	Last Reviewed 10/24/2022

Related Regulations:	Section 204A of the Investment Advisers Act of 1940 Investment Advisers Act Rules 204-2(a)(12) and (13) Investment Company Act Rule 17j-1

Related Policies:	BNY Mellon Personal Securities Trading Policy I-A-045 BNY Mellon Market Abuse Policy I-A-040

Newton Investment Management North America LLC (“NIMNA” or the “Firm”), based in the US and Newton Investment Management Limited (“NIM”), based in the UK, are affiliated investment management entities, both wholly owned by The Bank of New York Mellon (“BNY Mellon”). Together the firms are collectively referred to as Newton. Newton has adopted the BNY Mellon Personal Securities Trading Policy (“PSTP”) which is designed to reinforce BNY Mellon’s and, by extension, NIMNA’s, reputation for integrity by avoiding even the appearance of impropriety.

This Personal Securities Trading Policy (“the Policy”) applies to all NIMNA employees (each an “Employee”) and any of their beneficially owned personal accounts. The PSTP sets out procedures and limitations that govern the personal securities transactions of every BNY Mellon employee. BNY Mellon has developed this policy to promote the highest standards of behavior and ensure compliance with applicable laws. The rules set out in the PSTP, aim to protect our clients from any conflicts that may arise between the client and our employees

NIMNA employees must not engage in personal securities transactions that may be deemed to take an inappropriate advantage of their position in relation to NIMNA’s clients. In addition, employees who possess material non-public information (MNPI) about an issuer must not trade in that issuer’s securities for their personal gain (insider trading). Refer to the Firm’s Insider Trading and Securities Firewall policy for further information.

Policy Requirements

All NIMNA Employees (including contractors) are classified as either Investment Employees (“IE”) or Access Decision Makers (“ADMs”). All employees will be classified as IE, except Portfolio Managers and Research Analysts who are classified as ADMs. All employees (IEs and ADMs) will be required to comply with the requirements set out below. In addition, ADMs will be subject to additional requirements which are also set out below.

Employees must read both the NIMNA and BNY Mellon policies and must comply with the spirit of the policies as well as the strict letter of their provisions. Failure to comply with the policies may result in the imposition of serious sanctions including, but not limited to, disgorgement of profits, dismissal, substantial personal liability and referral to law enforcement agencies or other regulatory agencies. Employees should retain the policies in their records for future reference and any questions regarding the policies should be referred to the Compliance team.

The PSTP covers the personal trading activities of all employees in their own accounts and in accounts in which they have indirect ownership. While employees should refer to the PSTP itself, in general “security” and “indirect ownership” mean:

●	Security – any investment that represents an ownership stake or debt stake in a company or government. It includes stocks, units in funds, bonds, notes, evidence of indebtedness, certificates of participation in any profit-sharing agreement, collateral trust certificates, and certificates of deposit. It also includes security-based swaps and many types of derivatives, including puts, calls, straddles and options on any security or group of securities. It is to be assumed that all securities are covered unless there is an express exemption in the policy.

●	Indirect ownership – you are presumed to have indirect ownership of accounts held by members of your family with whom you share a household. This includes your spouse, your children, and any other family members in your home. Generally, you are deemed to be the indirect owner of securities if you have the opportunity to directly or indirectly share, at any time, in profits derived from transactions in such securities. Both yourself and any party to which you have indirect ownership of their accounts would be considered a “Covered Person” under both NIMNA and BNY Mellon policies.

Employees should be aware that they will be held personally liable for any improper or illegal acts committed during the course of their employment and that ‘ignorance of the law’ is not a defence. Employees may be subject to civil penalties such as fines, regulatory sanctions including suspensions, as well as criminal penalties. The provisions of the PSTP have worldwide applicability and cover trading in any part of the world. Employees are also subject to applicable laws of jurisdictions in those countries in which they conduct business. To the extent any particular portion of the PSTP is inconsistent with, or in particular less restrictive than such laws, employees should consult the Compliance team or the BNY Mellon Ethics Office (“Ethics Office”). The PSTP may be amended and any provision waived or exempted can only be at the discretion of the Manager of the Ethics Office. Any such waiver or exemption will be evidenced in writing and maintained by the Ethics Office.

Avoiding Conflicts

The main purpose of the PSTP is to ensure that the conflicts are managed and mitigated appropriately. For example, the rules are in place to mitigate circumstances such as front running, a situation where employees may trade ahead of our clients, to the advantage of the employee. The client should never be disadvantaged as a result of employees’ personal account trading.

Responsibility of Employees to Comply with Policy During Extended Leave of Absences

Gardening leave – can be described as industry sensitive leave while still employed by the company prior to commencing new employment with a competitor. It is expected that those individuals on Gardening Leave will have access to Newton’s systems suspended. However, if this is not the case and an individual continues to have access to Newton’s systems during his or her gardening leave then and if the employee wishes to pre-clear, a request must be sent to the Compliance team for a proxy preclearance to be entered in the system. Once the proxy preclearance has been approved the order can be placed and executed by the employee in the usual way.

Leave of absence - In the situation that an employee is taking a leave of absence, their employment status under the policy does not change. The employee remains subject to all general prohibitions in the policy including the pre-clearance provision. Should the employee wish to execute a transaction, the pre-clearance process outlined in this Policy should be adhered to, where applicable. Employees may reach out to the Compliance team to assist with this process if necessary.

Employees with Spouses or Covered Persons Employed at Newton

Employees of NIMNA, who have a relationship with someone else employed by NIMNA and/or NIM who is defined as a Covered Person under the policy, must adhere to the below when trading in their personal brokerage account:

1.	Create a broker account within the PTA system for your spouse or Covered Person. This will enable you to correctly represent their holdings in line with the requirements under the policy.

2.	In addition to pre-clearing your own personal trades, you must also preclear all applicable trades which you have indirect ownership of through PTA.

3.	Ensure that all your personal trades are also pre-cleared by your spouse or Covered Person on their PTA and broker account.

Adherence to the Policy in Practice

If employee A wishes to trade, and for example is married to employee B (both of whom work at NIMNA and/or NIMNA/NIM), the following procedure should be followed:

1.	Employee A should preclear the transaction in their personal broker account on the PTA system

2.	Employee B should preclear their spouse’s transaction under their spouse’s broker account number within Employee B’s PTA list of accounts (when setting up the Covered Person’s account, the account needs to be separately recorded in the PTA system by the employee by including an X in front of the account number).

3.	Once pre-clearance is granted, employee A (who wishes to trade) should ensure that the trade is executed within the two-day (by close of business the day following pre-clearance approval) preclearance window.

4.	For employee B, the transaction for the connected person is reported manually in the PTA system by the employee adding the broker confirm when it is received.

5.	Quarterly statements of the connected person’s account are uploaded manually by employee B each quarter to enable the Personal Securities Trading Team to review and confirm that all reportable transactions have been reported.

For further information please contact the Compliance team.

PTA System

The Personal Trading Assistant (“PTA”) system is a web based third party application administered by the Ethics Office and used throughout BNY Mellon to monitor all Covered Persons personal brokerage accounts and related activity.

Upon commencement of employment, employees are provided access to the system and must submit an initial holdings certification within 10 calendar days, detailing all security holdings they or a Covered Person has either with NIMNA, an external broker or in the form of bearer certificates. Failure to submit an initial holdings certification within the time period specified by the Ethics Office may result in a violation being issued.

In line with BNY Mellon reporting requirements, PTA also requires employees to submit an annual holdings certification to confirm the integrity of the holdings.

On a quarterly basis, employees are required to ensure that securities received or sold as during the period are also properly reflected.

Failure to complete these reporting requirements within the time period stated by the Ethics Office (usually 30 days after quarter end for quarterly transaction reports and 30 days after the end of the year for annual holdings reports) will result in a violation being issued and the violation escalated to both NIMNA and BNY Mellon senior management.

Although the Ethics Office will request duplicate statements and confirms from Employees’ brokers, Employees are ultimately responsible for ensuring that their broker(s) send the duplicate confirms and statements to the Ethics Office. All NIMNA employees are required to maintain all beneficially owned accounts with an approved broker. Any exceptions must be approved by the Ethics Office.

Brokerage Accounts

All brokerage accounts need to be added to the PTA system. These accounts must be added irrespective of whether the underlying securities are reportable. If you have a brokerage account which only transacts in non-proprietary US mutual funds (Registered Investment Companies) (i.e. non-reportable securities), this brokerage account should be added to the PTA system, but the underlying securities and your transactions within these do not require reporting (as these are exempt securities). Please remember that this requirement also applies to any Covered Persons accounts.

Non-Discretionary (Managed) Accounts

If you have non-discretionary (“Managed”) account by a third-party (you have an investment management, trust or similar agreement) which specifically documents in writing that you are unable to direct trades in the account, you must contact the Ethics Office to determine if the account is eligible for exclusion from the reporting requirements, providing duplicate account statements/trade confirms or preclearance requirements noted within NIMNA’s and BNY Mellon’s PST policies. You must comply with all provisions of the Policy until the Ethics Office deems the account to be excluded in writing.

If your account is approved as Managed, you are required to complete an annual certification in PTA attesting that the account continues to be maintained under the account provisions the Ethics Office relied upon to provide approval. In addition, you are required to provide copies of statements to the Ethics Office when requested.

Approved Broker Policy

NIMNA Employees must maintain reportable brokerage accounts with an ‘Approved Broker’. An Approved Broker is a designated broker, selected due to the ability to provide automated electronic feeds of transactions and holdings of securities to BNY Mellon for monitored employees. A list of current Approved Brokers available in the US as of the date of this Policy are included below however this list may change from time to time and as such, a current list is maintained by the Ethics Office and a link is provided in the current PSTP.

●	BNY Mellon Brokerage Services (BNYMSC)

●	E*Trade

●	Fidelity

●	T Rowe Price

●	Merrill Lynch Direct (Online Trading)

●	Morgan Stanley / Smith Barney

●	TD Ameritrade

●	UBS

●	Scottrade

●	OptionsXpress

●	Charles Schwab

●	Wells Fargo

●	Vanguard

●	PNC

●	Ameriprise

●	Interactive Brokers

All personal brokerage accounts that are held outside the U.S. which can hold reportable securities must be transferred to approved brokers (BNY Mellon has approved brokerage arrangements in the UK and India – please consult the Compliance team for more information) or the account must be closed.

If the account cannot be closed or transferred to an approved broker, a Broker Exception Request Form should be submitted on CODE RAP with all relevant details.

Broker Confirms

For approved brokerage arrangements and where automated broker confirm feeds are established, there is no ongoing requirement to send broker confirms/statements to Compliance. Managed accounts, which are exempt from the Approved Broker requirements, are also not required to provide broker confirms.

Statements/broker confirms however may be requested if there is a gap in the information provided on the feed. Broker confirms will also still be required to be uploaded to the PTA system by an employee for accounts that are exempt from the Approved Broker requirements (other than Managed accounts).

Holding Period

NIMNA has a holding period requirement of 60 days for BK Stock and proprietary funds, and a 30-day minimum holding period for all reportable securities in non-company stock.

Short selling of individual securities is not permitted due to the potential conflicts that may arise. Therefore, if an employee breaches this rule, they may be issued a violation and asked to disgorge any profits realised from this transaction.

Initial Public Offerings (IPOs)

Acquisition of securities through an allocation by the underwriter of an Initial Public Offering (IPO) is prohibited without the prior approval of the Ethics Office, or in some cases the BNY Mellon Investment Ethics Council (“IEC”).

Approval for the acquisition of IPOs is only likely given when the allocation comes through an employee of the issuer, who has a direct family relationship to the BNY Mellon employee.

Private Placements

The definition of private placements is as follows:

‘An offering of securities that is exempt from registration under various laws and rules, such as the Securities Act of 1933 in the U.S. Such offerings are exempt from registration because they do not constitute a public offering. Private placements can include limited partnerships, certain cooperative investments in real estate, co-mingled investment vehicles such as hedge funds, and investments in privately held and family-owned businesses and Volcker Covered Funds. For the purpose of this policy, time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.’

You are prohibited from acquiring any security in a private placement unless you obtain prior written approval from the Ethics Office, your line manager and your Compliance Officer. In some cases, employees may be required to receive prior written approval from the IEC. In order to receive approval, employees must complete and submit to the Ethics Office the Private Placement Request Form, which can be found on CODE RAP.

Should you participate in any subsequent consideration of credit for the issuer or of an investment in the issuer for an advised account, you are required to obtain approval through Code Rap for any additional sums invested.

As a summary, private placements:

●	include hedge funds, private equity funds, privately held companies;

●	include covered funds sponsored by BNY Mellon, its subsidiaries or affiliates;

○	The Volcker Rule prohibits investment unless:

■	you are directly engaged in providing investment advisory or other permitted services to the fund; and

■	the money used to make the investment was not borrowed from BNY Mellon or its affiliates.

●	Approval is required prior to investing and is handled on the CODE RAP system.

Additional Requirements Applicable to ADM Employees Only

Contemporaneous disclosure (applicable to Portfolio Managers and Research Analysts only)

The contemporaneous disclosure rules, as set out in the PSTP, will apply to Research Analysts who recommend stocks to be bought, sold or held across the house and to Portfolio Managers who buy or sell stocks for specific portfolios.

If an ADM holds a security personally (directly or indirectly) prior to purchasing or selling the same security/recommending the security for the first time in any calendar month, a contemporaneous disclosure must be completed. If the ADM wishes to effect a transaction or makes a recommendation in the opposite direction, a new disclosure form must be completed prior to the transaction or recommendation.

The contemporaneous disclosure will then be reviewed, and where appropriate, approved by the CEO, CIO, or delegate and reported to compliance. A link to the contemporaneous disclosure system can be found on the Applications page of the intranet.

Certain securities are exempt from the requirement to submit a contemporaneous disclosure for Portfolio Managers only. They are:

●	Exempt securities as defined in the Glossary of the PSTP.
●	Holdings of investment grade (rated BBB or better) debt securities which do not have a conversion feature.
●	Holdings of equity securities of the top 100 companies on the FTSE All Share.
●	Holdings of equity securities of the top 200 companies on the Russell list of largest publicly traded companies.
●	Equity securities of companies with a market capitalisation of $20billion or higher.

Seven-day Blackout Policy (applicable to ALL ADMs)

ADMs are prohibited from buying or selling a security within the seven calendar days before and seven calendar days after the house has effected a transaction in that security. In addition to other appropriate sanctions, if ADMs effect such personal transactions during that period, these individuals may be asked to disgorge any and all profit realized from such transactions.

Private Placements for ADM Employees

ADM Employees must receive approval from the IEC prior to acquiring any security in a private placement by submitting a request from on Code Rap.

The IEC will generally not approve requests in which any managed fund or account is authorised to invest within the ADM’s fund complex. The IEC will take into account the specific facts and circumstances of the request prior to reaching a decision on whether to authorize a private placement investment. These factors include, among other things, whether the opportunity is being offered to an individual by virtue of their position with the company or its affiliates or their relationship to a managed fund or account and whether or not the investment opportunity being offered to the employee could be re-allocated to a client. ADMs must comply with requests for information and/or documentation necessary for the IEC to satisfy itself that no actual or potential conflict, or appearance of a conflict, exists between the proposed private placement purchase and the interests of any managed fund or account.

Within 90 days of being designated as an ADM, employees holding private placement securities must request and receive written authorisation from the IEC to continue to hold these securities.

Pre-clearance Process

Employees who wish to place a personal securities transaction for a reportable security, as defined in the BNY Mellon Personal Securities Trading Policy (collectively, a “Transaction”) must first request and receive approval to do so by accessing the PTA and completing and submitting a Pre-Clearance request. Employees must receive notice that the preclearance request was approved prior to placing a security trade.

All pre-trace clearance request submitted to the PTA system will be subject to a check against trading carried out on the firm’s order management system (both NIMNA and NIM) to ensure no conflicts of interest occur. Once approval is received the employee may instruct their broker to deal in the security. The approval to trade expires on the close of business of the following business day after approval.

Please be conscious of market execution and geographical market timings which brokers use. It is important that you put a repeat preclearance on the PTA system if the transaction has not been completed within this timeframe. Your broker will be able to confirm the cut off times for market execution.

Requests will be denied for Transactions for which trades are pending in the same security in a client account and for at least two business days after trades were executed in the same security in a client account, subject to certain de minimis exceptions as more fully explained in the PSTP. In addition, requests will be denied for a transaction in the same security, in the same direction as a previous transaction, within a 30 calendar day period. Moreover, Portfolio Managers are prohibited from trading in a security for seven days before and after trades in that security are executed in client accounts he or she manages.

Requests will also be denied for the following types of Transactions or any other Transactions prohibited in the PSTP:

1. IPO’s (subject to certain exceptions outlined in the PSTP );

2. Securities on NIMNA and NIM’s restricted list

3. Short sales of Bank of New York Mellon securities;

4. Option transactions involving Bank of New York Mellon securities;

5. Sales of Bank of New York Mellon securities within 60 days of purchase (except in extreme hardship cases); or

6. Purchases of Bank of New York Mellon securities on margin.

If the pre-clearance is rejected and the employee feels that the grounds for rejection are incorrect, they may query the trade with the Ethics Office who may over-ride the rejected request, if appropriate.

Note: Proprietary fund trades should be submitted for approval in the same way as individual securities.

Transaction Review Process

The Ethics Office compares pre-clearance requests to the duplicate confirms received from Employees’ brokers. The Ethics Office conducts the comparison to ensure all Transactions were approved and in compliance with the 30 calendar day opposite transaction no trade rule in the same security. Any exceptions are reported to the Compliance Officer.

Sanctions

Employees who are not in compliance with this policy may be subject to sanctions. These sanctions may include, but are not limited to, disgorgement of any profit or any other financial sanction, a warning, probation, suspension or termination of employment.

Policy Name:	Conflicts of Interest	Last Reviewed 10/24/2022

Related Regulations:

Related Policies:

BNY Mellon Business Conflicts of Interest policy I-A-035

BNY Mellon Code of Conduct I-A-010

BNY Mellon Personal Securities Trading Policy I-A-045

BNY Mellon Gifts, Entertainment and Payments to Government’s Policy I-A-075

BNY Mellon Outside Affiliation, Outside Employment and Certain Outside Compensation I-A-085

BNY Mellon Gifts and Entertainment Policy I-A-065

BNY Mellon Hiring and Continued Employment of Employees’ Relatives or Individuals Sharing Employees’ Household I-H-020

It is the policy of Newton Investment Management North America LLC (“NIMNA” or the “Firm”) to make business decisions free from conflicting outside influences. NIMNA’s objective is to recognize potential conflicts of interest and work to eliminate or control and disclose such conflicts as they are identified. NIMNA’s business decisions are based on its duty to its clients, and not driven by any personal interest or gain.

As an asset manager with a diverse client base in a variety of strategies, conflicts of interest are inherent. Furthermore, as an indirect subsidiary of The Bank of New York Mellon Corporation (“BNY Mellon”), potential conflicts may also arise between NIMNA and other BNY Mellon companies. NIMNA will take steps to provide reasonable assurance that no client or group of clients is advantaged at the expense of any other client.

Definition of Conflicts of Interest

NIMNA defines a conflict of interest as a ‘conflict between the interests of: NIMNA, a NIMNA affiliate, or one of its employees, and a client (or clients) of NIMNA; or between one client of NIMNA and another, which may result in a risk of damage to the interests of those clients. A conflict can be both an actual conflict which has crystallised, or a perceived conflict.

As a fiduciary, NIMNA has the duty and responsibility to act in the utmost good faith and in the best interests of its clients and to always place its clients’ interests first and foremost. As part of this responsibility, NIMNA must avoid or eliminate conflicts of interest or make full and fair disclosure of the material facts of a conflict in order for its clients or prospective clients to make an informed decision in each particular instance. As registered investment adviser with the US Securities and Exchange Commission, full disclosure of all material conflicts of interest between NIMNA and its clients that could affect the advisory relationship, is made in Form ADV Part 2A.

Identifying Types of Conflict of Interest

For the purposes of identifying the types of conflicts of interest that arise, or may arise, in the course of providing an investment service and the existence of which may damage the interests of a client, firms need to take into account, at a minimum, whether as a result of providing that investment service, the firm or a relevant person:

(a)	is likely to make a financial gain, or avoid a financial loss, at the expense of the client;

(b)	has an interest in the outcome of a service provided to the client or of a transaction carried out on behalf of the client, which is distinct from the client's interest in that outcome;

(c)	has a financial or other incentive to favour the interest of another client or group of clients over the interests of the client;

(d)	receives or will receive from a person other than a client an inducement in relation to a service provided to the client in the form of a monetary of non-monetary benefits or services.

Key Areas of Conflict for NIMNA

In line with NIMNA’s approach to conflicts of interest, NIMNA has procedures in place to identify the types of conflicts of interest it is exposed to as a result of the nature of its business model. There are a number of key areas where conflicts of interest (as defined above) can occur, such as:

●	The personal trading activities of NIMNA employees

●	Gifts, entertainment, or other inducements offered or received by NIMNA or its employees

●	Outside directorships or offices held by NIMNA employees

●	Research payments to external parties

●	Trade execution and allocation

●	Provision of investment management services

●	Side by side management - a potential conflict may arise when NIMNA is responsible for the management of more than one account and the potential arises for the Portfolio Manager to favor one account over another

●	Proxy voting by NIMNA on behalf of clients

●	Operational errors

Other potential conflicts may exist in addition to the above list, which seeks only to outline the key potential conflicts which may have a material impact on clients. For example, we may research, recommend or buy for clients, securities in which another client has an interest (e.g., they are the issuer or underwriter of the instrument). NIMNA has controls in place to manage this, such as the identification of conflicts before new clients are taken-on, and segregation of duties between those performing business development roles and those performing research or analyst roles.

All NIMNA employees are responsible for identifying potential conflicts of interest which may exist and for ensuring that they adhere to the policies and procedures in place to manage such conflicts.

NIMNA’s Approach to Managing Conflicts of Interest

Conflicts of interest are inherent in many business models, and it is not always possible to avoid these. NIMNA seeks to manage all conflicts of interest wherever possible, given the nature of its business model. NIMNA must maintain and operate effective organizational and administrative arrangements with a view to taking all reasonable steps to prevent conflicts of interest from adversely affecting the interests of its clients.

Conflict of Interest Matrix

NIMNA maintains a matrix which records the types of conflicts NIMNA is exposed to by virtue of its business model and the investment services it provides. In this matrix NIMNA records all identified conflicts of interest which have the potential to give rise to a risk of damage to one or more clients and a description of the controls in place to manage those conflicts. The Conflicts of Interest Committee maintains the matrix and the identified conflicts are periodically reviewed and approved by the owners of the conflict, and ultimately by the Conflicts of Interest Committee.

The matrix typically includes, but is not limited to:

●	a description of each identified conflict, including the risk presented by it;

●	whether the conflict is managed or disclosed; and

●	the controls in place to manage the conflict.

As part of the general organizational requirements, NIMNA maintains and regularly reviews and updates its record of conflicts.

Conflict of Interest Policy

A more detailed summary of Newton’s conflicts of interest policy is available on the Newton website. The Firm reviews, on at least an annual basis, the conflicts of interest policy and takes all appropriate measures to address any deficiencies. Any material changes to NIMNA’s conflict of interest policy will be published on it’s website.

Requirement for Employees to Identify and Report Conflicts of Interest

All NIMNA employees have a responsibility to identify any potential or actual conflicts of interest and take appropriate action to avoid or manage these, seeking advice from The Conflicts of Interest Committee and / or the Compliance team where necessary. Actual or potential conflicts of interest identified must be notified to The Conflicts of Interest Committee, who will advise what further action needs to be taken.

In particular, steps should be taken to identify any potential conflicts as a result of entering into a business relationship with a new client (see the Customer Agreements, Contract Maintenance & New Business Approval sections of this manual), or when NIMNA changes or expands it business model or activities.

Other Policies Relevant to Conflicts of Interest

This Conflicts of Interest Policy should be read in conjunction with other NIMNA policies and procedures and BNY Mellon corporate policies (as listed at the front of this policy) which are relevant to conflicts of interest.

Other key NIMNA policies and procedures relevant to conflicts of interest include, but are not limited to, the following:

●	NIMNA Insider Trading & Securities Firewall Policy

●	NIMNA Political Contributions Policy

●	NIMNA Gift & Entertainment Policy

Policy Name:	Political Contributions	Last Reviewed 10/24/2022

Related Regulations:	Rule 206(4)-5 of the Investment Advisers Act of 1940 U.S. Foreign Corrupt Practices Act

Related Policies:

BNY Mellon Anti-Corruption Policy I-A-145

BNY Mellon Political Contributions I-A-095

Financial Crime Policy BNY Mellon

BNY Mellon Code of Conduct I-A-010

BNY Mellon Gifts and Entertainment Policy I-A-065

This Policy is designed to ensure that Newton Investment Management North America LLC (“NIMNA” or the “Firm”) complies with Rule 206(4)-5 of the Investment Advisors Act of 1940, as amended, (the “Pay to Play Rule”). The Pay to Play Rule prohibits investment advisers and certain officers and employees of investment advisers (“Covered Associates”) from making, soliciting, or coordinating political contributions, in excess of the Pay to Play Rule limitations, to officials of Governmental Entities (as defined below) with authority or influence over the hiring of investment advisers. The intent of the Pay to Play Rule is to remove the connection between political contributions to state and local officials who may have influence over the awarding of government and public pension investment advisory business. The Pay to Play Rule accomplishes this by:

●	Prohibiting investment advisers from being compensated for investment advisory services provided to a state or local Government Entity for two years if Covered Associates of the Firm make political contributions to certain officials of that Government Entity in excess of certain de minimis levels;

●	Prohibiting solicitation or coordination of political contributions to such officials or certain state or local party committees;

●	Only allowing employees of the investment adviser and certain regulated entities to solicit investment advisory business from Government Entities; and

●	Requiring investment advisers to maintain books and records relating to state and local Government Entity clients, political contributions, use of placement agents, and information relating to Covered Associates.

As a wholly owned subsidiary of The Bank of New York Mellon (“BNY Mellon”), NIMNA is subject to certain corporate policies. As such, this Policy is meant to supplement BNY Mellon’s corporate policy on political contributions, not replace it, and to provide further clarification for NIMNA employees. Any questions regarding this Policy and how to comply with it should be directed to the Compliance Department.

NIMNA’s relationships with governments are vital and are an important part of our business. Practices that may be acceptable when dealing with a private company, such as gifts and entertainment, may be a violation of law when working with a Government Entity. Violations of the Pay to Play Rule could result in NIMNA being banned or restricted from conducting business with Government Entities for a specified period of time.

The Pay to Play Rule also extends to third party solicitors who act on NIMNA’s behalf. In the event of engaging with a third-party solicitor, a solicitation agreement will need to be put in place with the third party to not be in violation of the Pay to Play Rule in the event of soliciting a government client.

In this policy, the definition of Government Entity is expansive and includes any state or political subdivision of a state, including: (i) any agency, authority, or instrumentality of the state or political subdivision; (ii) a pool of assets sponsored or established by the state or political subdivision or any agency, authority, or instrumentality thereof, including, but not limited to a “defined benefit plan” as defined in section 414(j) of the Internal Revenue Code (the “Code”), or a state general fund; (iii) a plan or program of a government entity; and (iv) officers, agents, or employees of the state or political subdivision or any agency, authority or instrumentality thereof, acting in their official capacity.

Under the Pay to Play Rule, the types of business subject to SEC Rule 206(4)-5 include:

1.	Providing investment advisory services directly to a state or local government entity, such as a separate managed account, cash management accounts, or certain discretionary brokerage accounts;

2.	Being an adviser (e.g., general or managing partner) or sub-adviser to the following types of investment pools/funds:

a.	Investment pools/funds that are registered with the SEC (such as mutual funds) that is offered by a government entity in a government-sponsored plan (such as a 529, 403(b), or 457 plan) as an option for participants/retirees to invest in. Unless the registered investment pool/fund is offered as an option in such government plan, a government entity merely investing in the registered pool is NOT covered.

b.	Investment pools/funds that are not registered with the SEC, such as hedge funds, private equity funds, venture capital funds, and collective investment trusts in which government entities invest.

The Pay to Play Rule defines Political Contributions as any gift, subscription, loan, advance, or deposit of money or anything of value made for:

1.	The purpose of influencing any election for federal, state or local office;

2.	The payment of debt incurred in connection with any such election; or

3.	Transition or inaugural expenses of the successful candidate for state or local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association); or the inaugural committee or transition team of a successful candidate.

Volunteer services provided to a campaign by NIMNA employees on their own personal time are not treated as contributions. However, all volunteer activities on behalf of a candidate or a campaign must be pre-cleared through CODE RAP.

Employee Political Contribution Requirements

All NIMNA Employees must pre-clear all political contributions made by you or members of your household intended to benefit candidates of Governmental Entities, regardless of the amount of the contribution or jurisdiction.

●	You are not required to pre-clear political contributions to candidates for federal office unless the candidate is a current state or local office holder.

●	Contributions made by others (for example, family members, placement agents, consultants, attorneys, businesses, etc.) at your direction or suggestion, are considered to be made by you for purposes of this Policy and must be pre-cleared. Under no circumstances will NIMNA reimburse or compensate you for your individual political contributions. No one at NIMNA may require you to contribute to, support or oppose any political candidate or political group.

Obtaining Pre-approval for Political Contributions

All employees are required to seek and receive approval through CODE RAP by submitting a Political Contributions/Solicitations form prior to any political contribution activity.

Political contribution activities are kept strictly confidential and are not disclosed to anyone outside of the BNY Mellon Government Contracting Office, Compliance and the BNY Mellon Legal Department, except where required by law. If we are required to disclose your contribution, you will be notified at the time your pre-clearance request is approved. You may choose to withdraw your pre-clearance request at that time.

This Policy does not govern the activities of BNY Mellon’s Employee Political Action Committee (“PAC”) or your ability to participate in such PAC. Refer to BNY Mellon’s Political Contributions Policy for further information on PAC’s.

Policy Name:	Gifts & Entertainment Policy	Last Reviewed 1/17/2023

Related Regulations:	Foreign Corrupt Practices Act (FCPA)

Related Policies:

BNY Mellon Code of Conduct I-A-010

BNY Mellon Anti-Corruption Policy I-A-145

BNY Mellon Gifts and Entertainment Policy I-A-065

BNY Mellon Gifts, Entertainment and Loans from One Employee to Another policy I-H-030

BNY Mellon Use of Corporate-Owned Sports and Special Event Tickets for Client Entertainment II-E-085

BNY Mellon U.S. Department of Labor Reporting II-A-070

It is vital that Newton Investment Management North America LLC’s (“NIMNA” or the “Firm”) relationships with clients, prospects, intermediaries, consultants, suppliers, vendors, third parties and other business partners (including government /quasi-government employees and union officials) are transparent, objective, fair and free from conflicts and perceptions of corruption or undue influence. It follows that gifts and entertainment require careful consideration as NIMNA must be able to sufficiently evidence that these are appropriate and comply with anti-bribery and corruption laws and the fiduciary obligations arising from the U.S. Investment Advisers Act of 1940, as amended.

As a wholly owned subsidiary of The Bank of New York Mellon (“BNY Mellon”), NIMNA is subject to certain corporate policies. As such, this policy must be read in conjunction with the BNY Mellon Gifts and Entertainment Policy and Code of Conduct, and the relevant corporate policies cited above (which can be found on the BNY Mellon’s policies and procedures intranet site).

It is imperative that common sense and good judgment are used when accepting or providing gifts or entertainment. Accepting or providing gifts or entertainment may present regulatory and reputational risks for NIMNA and BNY Mellon that must be considered and addressed.

General Principles for Gifts and Entertainment

For the purposes of this policy, business partners include prospective clients, clients, consultants and any entity in which there exists a business arrangement (each and collectively referred to as “Business Partners”). Government clients and prospects are not included within the term Business Partners. All instances of gifts and entertainment provided to or received by Business Partners must meet the following general principles:

●	It must not impair compliance with the firm’s duty to act honestly, fairly and professionally in the best interests of the client, and there must be no appearance of conflict of interest;

●	It is appropriate for the business environment and would not be considered excessive, extravagant, or too frequent;

●	The gift or entertainment is not given/received with the intent or perception to improperly influence (for example, during a contract negotiation with a client, supplier, or vendor).

●	They are mindful of the aggregate amounts of gifts, entertainment, or other expenses presented to or accepted from a single client, vendor, or supplier.

●	All applicable CODE RAP reporting and/or approval requirements are met.

Any questions regarding this policy and how to comply with it should be directed to the NIMNA Compliance Department.

Guidelines for Accepting Gifts & Entertainment

NIMNA employees must abide by the following guidelines in order to comply with the Firm’s, and broader BNY Mellon, policy.

1.	Accepting Cash Gifts

You may never receive cash gifts, checks, gift certificates, and gift cards that are either convertible into cash or not directly associated with a retailer (for example, an American Express gift card).

2.	Accepting Non-Cash Gifts

NIMNA employees may only accept non-cash gifts from Business Partners if:

●	Such gift(s) combined with any other gifts received from the same Business Partner during the calendar year have an aggregate retail value of $100.00 or less; and

●	the gift is related to commonly recognized events or occasions, such as a promotion, conference, sports outing, new job, wedding, retirement or holiday; and

●	The employee is certain that the gift is not being offered under circumstances intended to influence them.

●	Any gift received by a NIMNA employee with a value of $25-$100.00 must be reported in CODE RAP within 30 calendar days, which will get reported to the employee’s line manager.

●	Any gift received by a NIMNA employee with a value over $100.00 must be preapproved in CODE RAP.

●	In all instances, receiving gifts from government entities, irrespective of the amount, requires pre-approval via CODE RAP.

3.	Accepting Entertainment:

Invitations for excessive, extravagant or inappropriate entertainment must be declined. Employees should only accept types of entertainment that they believe would be deemed appropriate by senior management. Entertainment may only be accepted if it is (a) of a reasonable value, and (b) in the course of a meeting or other occasion held for business discussions.

●	Entertainment accepted with a value of $25-$100.00 must be reported in CODE RAP within 30 calendar days of receipt which will be reported to the employee’s line manager.

●	Entertainment accepted with a value of over $100 but $500 or less must be reported in CODE RAP within 30 calendar days. An employee’s line manager is required to acknowledge receipt of the report and can challenge.

●	Entertainment with a value of over $500 must be preapproved in CODE RAP.

●	In all instances, Entertainment offered by government entities to NIMNA employees, irrespective of the amount, must be pre-approved in CODE RAP.

●	Employees would be expected to decline entertainment valued at $500.00 or more unless, (a) the employee and their manager are certain that no conflict of interest issues would be raised by such entertainment (actual or perceived) and (b) prior approval for such entertainment has been received by the employee via CODE RAP.

●	Portfolio managers and research analysts may participate in broker sponsored multi-day research trips (“Research Trips). Entertainment received on Research Trips (including, but not limited to, meals and transportation, but excluding sporting events, concerts and the like) may be reported as one entry in CODE RAP. The Compliance Department reserves the right to request detailed information regarding such Research Trips at a later date. For the avoidance of doubt, airfare and accommodations are not permitted to be paid for by a broker in any event.

Guidelines for Providing Gifts & Entertainment to Business Partners

NIMNA employees must abide by the following guidelines in order to comply with the Firm’s, and broader BNY Mellon, policy.

1.	Giving Cash Gifts

You may never give cash gifts, checks, gift certificates, and gift cards that are either convertible into cash or not directly associated with a retailer (for example, an American Express gift card).

2.	Giving Non-Cash Gifts

●	Any gift provided by a NIMNA employee to a business partner with a value of $25-$100.00 must be reported in CODE RAP to his or her manager within 30 calendar days.

●	Any gift provided by a NIMNA employee to a business partner with a value over $100.00 must be preapproved in CODE RAP.

●	In all instances, providing gifts to government entities, irrespective of the amount, requires pre-approval via CODE RAP.

3.	Providing Entertainment

●	Entertainment provided by a NIMNA employee to a Business Partner with a value of $25-$100.00 must be reported in CODE RAP within 30 calendar days of receipt.

●	Entertainment provided by a NIMNA employee to a Business Partner valued at more than $100.00 but $500 or less per person must be reported in CODE RAP within 30 calendar days. An employee’s manager is required to acknowledge receipt of the report and can challenge.

●	Entertainment provided by a NIMNA employee to a business partner valued in excess of $500 must be preapproved in CODE RAP.

●	In all instances, entertainment provided to government entities, irrespective of the amount, must be preapproved in CODE RAP.

If presenting corporate owned sports or special event tickets (as defined in corporate policy II-E-085 Use of Corporate-Owned Sports and Special Event Tickets for Client Entertainment) as a gift or entertainment, reporting/pre- approval through CODE RAP is not required; however, you must comply with the restrictions and requirements of that policy.

C. Guidelines for Accepting or Providing Gifts and Entertainment to Government Entities.

The guidelines for providing gifts and/or entertainment to government clients and prospects are more stringent than the below and may require you to take additional steps to ensure compliance. When providing gifts and/or entertainment to government employees refer to the BNY Mellon Gifts and Entertainment Policy (I-A-065) and Code of Conduct. For questions on providing gifts and entertainment to fellow employees please refer to the BNY Mellon Gifts, Entertainment and Loans from One Employee to Another policy (I-H-030).

Gifts and Entertainment provided to or received by government entities must be pre-approved in CODE RAP, regardless of the $ amount. This includes tickets obtained through the Firm’s Marketing & Corporate Affairs Departments. When pre-approval is required for government requests, a CODE RAP form must be submitted three (3) business days in advance of presenting or accepting the gift or entertainment.

Firm-hosted events typically consist of educational conferences, training, seminars, or other client meetings where costs of attendance (including hotels, meals, and activities) for the attendees are paid by the Firm. Such events must be pre-approved on CODE RAP during the planning process and before any invitations are sent. Such events that include government clients have additional limits and requirements, as noted below:

●	Prior to sending invitations, employees must submit the following information to the BNY Mellon Anti-Corruption Office for their approval:

●	An overview of the event, including the percentage of educational content and details regarding the venue;

●	A detailed agenda that lists all activities, including hospitality (e.g., hotel, meals, activities, drinks, etc.) being offered;

●	An itemized per person cost breakdown of all gifts and entertainment related costs; and

●	A listing of all proposed invitees, with government invitees specifically highlighted/indicated.

●	The Anti-Corruption Office will review the proposal and, if needed, provide additional instructions or limitations, as determined in their sole discretion.

●	If employees receive approval to proceed, they must do the following:

○	Use the disclosures, invitations, and acceptance letter templates, as detailed in BNY Mellon Gifts and Entertainment Policy, when applicable.

○	After the event, provide a final, detailed, and itemized per person cost breakdown to the Anti-Corruption Office as soon as practicable. Include records of billing and payments (reimbursements) received from government employees, as applicable.

FCPA

The U.S. Foreign Corrupt Practices Act (“FCPA”) makes it unlawful for any U.S. company - as well as any of its officers, directors, employees, agents or stockholders acting on its behalf - to offer, pay, promise or authorize any bribe, kickback or similar improper payment to any foreign official, foreign political party or official or candidate for foreign political office in order to assist the U.S. company in obtaining, retaining or directing business.

Under the FCPA, a “foreign official” includes any officer or employee of a foreign government or any department, agency or instrumentality thereof. Accordingly, the FCPA’s prohibitions extend to all government employees, no matter how low-ranking or high-ranking, and to employees of government-owned business entities as well as government agencies. As a result, all gifts and entertainment received by or provided to a government entity, foreign or domestic, must adhere to the requirements set forth in this policy. Violations may be subject to penalties and, in particular, violations of FCPA may be subject to penalties up to and including imprisonment.

D. Chartered Financial Analysts (CFA)

For those employees that hold a CFA designation from the CFA Institute, it is the responsibility of each such employee to ensure their compliance with the CFA Institute’s guidance on receipt of gifts set forth under Section I – Professionalism, Standard I(B) of the CFA Code of Ethics and Standards of Professional Conduct. In general, this Standard has been interpreted to state that members should avoid situations that may cause, or be perceived to cause, a loss of independence and objectivity. Members are encouraged to limit the dollar value of gifts to $100.00.

E. FINRA

Employees that are registered with FINRA should be aware that FINRA imposes different rules than those set forth in the policy that govern gifts and entertainment and that such employees are required to comply with FINRA rules. The guidelines set forth in this policy may be significantly different than the gift and entertainment guidelines established by FINRA that govern broker conduct in this area. As such, brokers may extend employees invitations that under FINRA rules are not considered a gift but would be deemed a gift under the Policy. Employees are reminded that FINRA rules prohibit brokers from giving gifts as defined by FINRA with a value over $100.00 on an annual basis.

NIMNA employees who are registered representatives of an affiliated broker (i.e. BNY Mellon Securities Corporation) must also comply with any specific BNY Mellon Securities Corporation policy.

F. Other Professional Designations

Employees holding other professional designations or licenses are responsible for ensuring their compliance with any respective codes of conduct.

Appropriate disciplinary action will be taken for failure to comply with the requirements of this policy, which could include termination of employment.

Violation of This Policy

Please note that any violations of this policy may feed into your end of year appraisal evaluation. Violations could also lead to disciplinary action, including termination of employment. It is important to note that employees and BNY Mellon could also be held accountable under criminal and/or civil penalties.